SUB-ITEM 77M
Mergers

Nuveen Arizona Premium Income Municipal
Fund, Inc. formerly, Nuveen Arizona Premium Income
Municipal Fund, Inc.


333-182699
811-07278




On April 5, 2013 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Arizona Dividend Advantage Municipal Fund, Nuveen
Arizona Dividend Advantage Municipal Fund 2 and Nuveen
Arizona Dividend Advantage Municipal Fund 3 were transferred to the Nuveen Arizona Premium Income Municipal Fund. The circumstances and details of the reorganization are contained in the Form 497 filing on September 5, 2012, accession number 0001193125-12-380521, which materials are herein incorporated by reference.